Exhibit 99.1

Greg Parker
Investor Relations
210.220.5632

Renee Sabel
Media Relations
210.220.5416

May 14, 2014

Cullen/Frost Bankers Receives Federal Reserve Approval for WNB Bancshares
Acquisition

SAN ANTONIO-Cullen/Frost Bankers, Inc. has received approval from the Federal Reserve for its acquisition of WNB Bancshares, Inc.

“We are pleased to receive approval for the acquisition and look forward to welcoming our new customers and employees from Western National Bank into the Frost family,” said Cullen/Frost CEO Dick Evans. “We expect to close the transaction on May 30, 2014 and convert all Midland and Odessa WNB branches to Frost financial centers on June 20, 2014. The San Antonio WNB location will close on June 20.

“As part of the approval process, we agreed with the Federal Reserve that before bringing them any further expansionary proposals, we would spend some time and effort enhancing our compliance programs, including those related to fair lending, which we will, of course, do. Work on these enhancements has been under way for some time.

“We look forward to serving the vibrant Permian Basin and other areas of our growing state,” concluded Evans.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $24.7 billion in assets at March 31, 2014. Among the top 50 largest U.S. banks and one of 24 banks included in the KBW Bank Index, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.
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